                                     EXHIBIT 11

                                IONICS, INCORPORATED

                          COMPUTATION OF EARNINGS PER SHARE

                  (Amounts in thousands, except earnings per share)


                                            Three Months Ended      Six Months Ended
                                                 June 30,                June 30,
                                              1997       1996        1997       1996
Net income                                  $ 7,269    $ 6,440     $14,241    $12,525

Earnings per common and common
  equivalent share:

  Weighted average number of shares
    outstanding                              15,925     15,459      15,895     15,418

  Incremental shares for stock options
    under treasury stock method                 523        638         531        623

  Weighted average number of common and
    common equivalent shares outstanding     16,448     16,097      16,426     16,041

  Earnings per common and common
    equivalent share                        $   .44    $   .40     $   .87    $   .78

Earnings per common and common equivalent share - assuming full dilution:

  Weighted average number of shares
    outstanding                              15,925     15,459      15,895     15,418

  Incremental shares for stock options
    under treasury stock method                 523        646         531        638

  Weighted average number of common and
    common equivalent shares outstanding
    - assuming full dilution                 16,448     16,105      16,426     16,056

  Earnings per common and common
    equivalent share - assuming
      full dilution                         $   .44    $   .40     $   .87    $   .78

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